Exhibit 99.1

                              [PROTALEX LETTERHEAD]

                                December 15, 2004

Dear Stockholder,

         This letter is being sent to you in connection with the Investor Rights Agreement (the "Rights Agreement") entered into on September 18, 2003 by and among Protalex, Inc. (the "Company") and certain investors, including you (the "Investors"), contemporaneously with the Investors' purchase of securities (the "Shares") pursuant to the Securities Purchase Agreement (the "Purchase Agreement") dated September 18, 2003.

         On October 20, 2003 the Company filed with the Securities and Exchange Commission ("SEC") a registration statement on Form SB-2 (the "Registration Statement") covering the resale of the Shares by the Investors. The Registration Statement was declared effective by the SEC on December 8, 2003 and remains effective to this date. However, Section 10(a)(3) of the Securities Act of 1933, as amended, (the "Act") provides that a prospectus used more than nine months after the effective date of a registration statement cannot include information more than 16 months old. The prospectus included in the Registration Statement includes May 31, 2003 financial statements. Consequently, as of September 30, 2004 (i.e., 16 months from the date of the May 31, 2003 financial statements), the prospectus ceased to meet the requirements of Section 10(a)(3) of the Act.

         To address this development, the Company filed with the SEC on November 4, 2004 a Post-Effective Amendment No. 1 to the Registration Statement (the "1st Amendment") containing updated financial statement information. The SEC selected the 1st Amendment for a full review and on December 1, 2004 submitted comments to the Company regarding the Amendment. The Company and its outside counsel are currently drafting responses to the SEC's comments and preparing a further post-effective amendment to the Registration Statement, both of which will require further information from you and the other Investors (see below). UNTIL A POST-EFFECTIVE AMENDMENT TO THE REGISTRATION STATEMENT IS DECLARED EFFECTIVE BY THE SEC, THE PROSPECTUS WILL NOT BE IN COMPLIANCE WITH THE REQUIREMENTS OF THE ACT. THUS, ANY SALE OF THE SHARES USING THIS PROSPECTUS WILL BE IN VIOLATION OF SECURITIES LAWS. Many of you may be able to use Rule 144 to effectuate sales of your Shares. Please contact the Company first, however, before undertaking any sales of your Shares.

         The Company will be sending you a selling shareholder questionnaire, which will allow you to confirm your Share ownership and to provide other information required to be included in the updated prospectus, if applicable. Upon receipt, please complete the questionnaire and return it promptly to the Company pursuant to the instructions provided with that questionnaire. Please note that Investors are required to provide the Company with the requested information under Section 3.7 of the Investor Rights Agreement.

         Please do not hesitate to contact me if you have any questions.

                                   Sincerely,

                                   /s/ Steven H. Kane

                                   Steven H. Kane
                                   President and Chief Executive Officer